Exhibit 10.4
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is made and entered into this 11th day of June, 2010, by and between Michael Wellesley-Wesley (“MWW”) and Chyron Corporation (the “Company”).

WITNESSETH

WHEREAS, MWW and the Company entered into an Employment Agreement dated September 19, 2008 (the “Agreement”); and

WHEREAS, MWW and the Company desire to amend the Agreement to provide for the acceleration of vesting of equity based awards upon the termination of MWW’s employment in connection with a Change-in-Control (as that term is defined in the Agreement).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 9(d) of the Agreement is amended in its entirety to read as follows:
If MWW’s employment is terminated (x) by the Company other than pursuant to subparagraphs 9(a), 9(b) or 9(c) hereof, or as the result of a Change-in-Control as defined under the CIC Agreement, or (y) by MWW upon written notice by MWW for resignation with Good Reason (as defined in Section 9(h)), then MWW shall be entitled to receive from the Company: (i) the Base Salary for the longer of (x) the remainder of the Employment Term following the date of termination and (y) six (6) months; (ii) any unvested equity-based award (the “Equity Award”) issued to MWW pursuant to the Company’s 1999 Incentive Compensation Plan, 2008 Long-Term Incentive Plan, or other such incentive compensation plan adopted by the Company (collectively, the “Plan”), shall immediately vest and the period to exercise the Equity Award shall be the remaining term of each respective agreement underlying the Equity Award regardless of any shorter periods provided for by the Plan as a result of the termination; (iii) an amount, grossed up for federal state and local taxes, in lieu of participation in the Company’s life, long-term disability and health insurance plans for the remaining term of this Agreement from the date of termination (the “Severance Benefits”), as set forth in Section 9(i); (iv) any accrued, but unpaid Base Salary and/or Incentive Bonus; and (v) any previously incurred but unpaid business expenses and/or accrued but unpaid commutation payment and/or other amounts due under Paragraph 4 of this Agreement. All amounts payable in accordance with this subsection, except for the Severance Benefits, shall be made in accordance with Company policy as if MWW had not been terminated. The Severance Benefits amounts shall be paid in a lump sum within twenty (20) business days from the date of termination. The Company shall give written notice of termination to MWW which shall state the date the termination is to be effective.  All payments made pursuant to this Section 9(d) shall not be subject to mitigation or any right of set-off.

2.           The parties hereby agree that the Agreement will continue to be in full force and effect as modified by the terms of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

CHYRON CORPORATION

By: /s/Roger L. Ogden
Name: Roger L. Ogden
Title: Chairman of the Board of Directors

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley